GulfMark to Present at the
Jefferies 5th Annual Shipping,
Logistics & Offshore Services Conference

September 11, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today that Edward Guthrie, Executive Vice President and CFO, will present at the Jefferies 5th Annual Shipping, Logistics & Offshore Services Conference in New York City on Tuesday, September 16, 2008 at 9:00 a.m. EDT.

Those interested may listen to the presentation and view the slides via live webcast by visiting the Investor Relations section of GulfMark’s website at www.gulfmark.com and clicking on the provided link.  An archive of the presentation will be available within 24 hours of the event and will remain accessible for up to 90 days.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of ninety-two (92) offshore support vessels serving every major offshore energy industry market in the world.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2007. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.